Filed Pursuant to Rule 433

Dated November 19, 2012

Registration Statement No. 333-184221

Relating to

Preliminary Prospectus Supplement Dated November 19, 2012 to

Prospectus dated October 1, 2012

DDR Corp.

$150,000,000 Reopening of 4.625% Notes due 2022

Term sheet dated November 19, 2012

Issuer:	DDR Corp.

Security:	4.625% notes due 2022

Principal Amount Offered Hereby:	$150,000,000 aggregate principal amount

Aggregate Principal Amount to be

Outstanding:	$450,000,000 aggregate principal amount

Maturity Date:	July 15, 2022

Interest Payment Dates:	January 15 and July 15, commencing January 15, 2013

Benchmark Treasury:	1.625% due November 15, 2022

Benchmark Treasury Yield and Price:	1.615%; 100-03

Yield to Maturity:	3.465%

Spread to Benchmark Treasury:	T+185 basis points

Coupon (Interest Rate):	4.625% per year

Price to Public:	109.223% of principal amount, plus accrued interest from June 22, 2012

Accrued Interest on Notes Offered Hereby:	$2,986,979

Trade Date:	November 19, 2012

Settlement Date:	T+5; November 27, 2012; under Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes before the third business day prior to the settlement date will be required, by virtue of the fact that the notes initially will settle on a delayed basis, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement, and should consult their own advisors with respect to these matters.

Redemption Provision:	Make whole call based on U.S. Treasury plus 50 basis points (0.50%); provided, that if redeemed 90 days or fewer prior to the maturity date, redeemed at par

CUSIP/ISIN:	23317H AA0/US23317HAA05

Ratings (Moody’s/S&P/Fitch):	Baa3 (positive)/BBB- (stable)/BB+ (positive)

Joint Book-Running Managers:	Citigroup Global Markets Inc.
Deutsche Bank Securities Inc.
RBS Securities Inc.
UBS Securities LLC
Wells Fargo Securities, LLC

Senior Co-Managers:	Capital One Southcoast, Inc.
PNC Capital Markets LLC
RBC Capital Markets, LLC
U.S. Bancorp Investments, Inc.

Co-Managers:	Evercore Group L.L.C.
FTN Financial Securities Corp.
Moelis & Company LLC
Scotia Capital (USA) Inc.

Ratings may be changed, suspended or withdrawn at any time and are not a recommendation to buy, hold or sell any security.

The issuer has filed a registration statement (including a preliminary prospectus supplement and a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the preliminary prospectus supplement and the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC’s Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the preliminary prospectus supplement and the prospectus if you request it by calling Citigroup Global Markets Inc. toll-free at 1-800-831-9146, Deutsche Bank Securities Inc. toll-free at 1-800-503-4611, RBS Securities Inc. toll-free at 1-866-884-2071, UBS Securities LLC toll-free at 1-877-827-6444, ext. 561 3884 or Wells Fargo Securities, LLC toll-free at 1-800-326-5897.

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